FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-01

--- Original Sender: WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITIES LLC ---

----- Original Message -----

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI)

At: 10/10/18 10:06:40

WFCM 2018-C47 - PUBLIC NEW ISSUE

**ANNOUNCEMENT/GUIDANCE** $830.232 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC
CLASS	DBRS/FITCH/MDYS	SIZE($MM)	PROCEEDS($MM)	PX GUIDANCE
X-A	AAA(sf)/AAAsf/Aaa(sf)	666.088	$32.7	T+110A
X-B	AA(low)(sf)/AA-sf/NR	164.144	$2.7	SUGGESTED T+110A; BWIC Today @ 2pm

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$951,555,654
NUMBER OF LOANS:	74
NUMBER OF PROPERTIES:	106
WA CUT-OFF LTV:	58.8%
WA BALLOON LTV:	53.8%
WA U/W NCF DSCR:	1.84x
WA U/W NOI DEBT YIELD:	11.2%
WA MORTGAGE RATE:	4.956%
TOP TEN LOANS %:	42.0%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	361
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(33.9%), BARCLAYS(25.9%), LCF(20.6%)
RMF(11.9%), CIII(7.7%)

TOP 3 PROPERTY TYPES:	RETAIL(37.5%), HOSPITALITY(22.1%), OFFICE(15.4%)

TOP 5 STATES:	FL(14.9%), NY(10.6%), CA(8.0%),
NV(6.5%), DE(6.3%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS AGGREGATOR I L.P.

DOCUMENTS & TIMING
PROSPECTUS, TERM SHEET,
ANNEX A-1:	ATTACHED
ANTICIPATED SETTLEMENT:	OCTOBER 25, 2018

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.